UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 23, 2011 (March 21, 2011)

Lightstone Value Plus Real Estate Investment Trust, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	333-117367	20-1237795
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1
Lakewood, New Jersey 08701

(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Acquisition of CP Boston Property

Lightstone Value Plus Real Estate Investment Trust, Inc. (the “Company”), through its 80% joint venture ownership interest in LVP CP Boston Holdings, LLC (the “CP Boston Joint Venture”) entered into an Assignment and Assumption of Agreement of Purchase and Sale Agreement and Joint Escrow Instructions (the “Assignment”) by and between (i) the Lightstone Group, LLC, the Company’s sponsor and advisor (the “Lightstone Group” as the “Assignor”), (ii) LVP CP Boston, LLC (“LVP CP Boston”), and  (iii) LVP CP Boston Holding Corp. (collectively with LVP CP Boston, the “Assignee”).  The Assignment was acknowledged and consented to by WPH Boston, LLC, the Seller (as defined below).  Under the terms of the Assignment, the Assignor assigned and the Assignee assumed the rights and obligations of the Assignor with respect to that certain Agreement of Purchase and Sale and Joint Escrow Instructions (the “PSA”) dated February 17, 2011, between the Lightstone Group, as the “Buyer”, and WPH Boston, LLC, as the “Seller”.

On February 17, 2011, the Buyer made a successful auction bid to acquire a 366-room, eight-story, full-service hotel (the “Hotel”) and a 65,000 square foot water park (the “Water Park”, collectively with the Hotel, the “CP Boston Property”), located at 50 Ferncroft Road, Danvers, Massachusetts (part of the Boston “Metropolitan Statistical Area”) from the Seller for an aggregate purchase price of approximately $10.1 million, excluding closing and other related transaction costs.  Pursuant to the terms of the PSA, the Buyer made an earnest money deposit of approximately $1.0 million on February 18, 2011 representing 10% of the aggregate purchase price.

The CP Boston Property, which encompasses 26 acres, is conveniently located 20 miles north of Boston’s Logan Airport and 22 miles north of Boston’s “Central Business District”.  The Hotel was originally built in 1978 and further expanded in 1982 to its current 366 rooms (167 king bedrooms, 199 double bedrooms and 12 suites).  Hotel amenities include: room service dining, restaurants and a lounge, a health & fitness center, spa facilities, housekeeping and laundry services, a business center, game room, a gift shop, and 37,000 square feet of meeting room and ballroom space.  The Hotel currently operates under the “Crowne Plaza” flag pursuant to an existing franchise agreement with InterContinental Hotel Groups.  The Water Park, which opened in 2008, features 65,000 square feet of indoor water park activities, dining and entertainment options.  The Water Park currently operates as a CoCo Key Water Resort under an existing trademark license agreement with WPH CoCo Key, LLC.

On March 4, 2011, the Buyer offered the Company and its other sponsored public program, the Lightstone Value Plus Real Estate Investment Trust II, Inc. (“REIT II”), through their respective operating partnerships, the opportunity to purchase, at cost, joint venture ownership interests in the CP Boston Joint Venture which would acquire the CP Boston Property through LVP CP Boston, a wholly owned subsidiary, subject to the Buyer obtaining the Seller’s consent which was obtained on March 21, 2011.  The Company’s Board of Directors and REIT II’s Board of Directors approved 80% and 20% participations, respectively, in the CP Boston Joint Venture.

On March 21, 2011, the CP Boston Joint Venture closed on the acquisition of the CP Boston Property and the Company’s share of the aggregate purchase price was approximately $8.0 million.  Additionally, in connection with the acquisition, the Company’s advisor received an acquisition fee equal to 2.75% of its share of the acquisition price, or approximately $0.2 million. The Company’s portion of the acquisition was funded with cash.

The CP Boston Joint Venture established a taxable subsidiary, LVP CP Boston Holding Corp., which has entered into an operating lease agreement for the CP Boston Property.  At closing, LVP CP Boston Holding Corp. also entered into interim management agreement with Sage Client 289, LLC, an unrelated third party, for the management of the CP Boston Property.

The CP Boston Property was purchased “as is” and it is currently expected that approximately $10.0 million, of which the Company’s share is approximately $8.0 million, of additional renovations and improvements will be funded proportionately by the owners of the CP Boston Joint Venture over the next 12 to 24 months.  Management of the Company believes the CP Boston Property is adequately insured.

The Seller was not affiliated with the Company or its affiliates.

Material factors considered by us in assessing the acquisition of a joint venture interest in the CP Boston Property, and determining the appropriate amount of consideration to be paid, included a variety of factors. We believe the CP Boston Property is an underperforming, well located property with acceptable roadway access and it is likely to experience increases in average occupancy and average revenue per available room after the aforementioned expected investment for renovations and improvements. The CP Boston Property is subject to competition from similar properties within its market area, and its economic performance could be affected by changes in local economic conditions. We did not consider any other factors material or relevant to our decision to acquire a joint venture interest in the CP Boston Property.

Item 9.01 Financial Statements and Exhibits

(a)	Financial Statements.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company.

Not applicable.

(d)	Exhibits.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST, INC.

Date: March 23, 2011	By:	/s/ Donna Brandin
Donna Brandin
Chief Financial Officer and Principal Accounting Officer